                                                                  EXHIBIT 10.8.4


                 FIRST AMENDMENT TO THE STILWELL FINANCIAL INC.
                       1998 LONG TERM INCENTIVE STOCK PLAN
              (AS AMENDED AND RESTATED EFFECTIVE AS OF MAY 1, 2001)

         WHEREAS, Janus Capital Group, Inc. (the "Company") is the successor to the Stilwell Financial Inc. 1998 Long Term Incentive Stock Plan (as amended and restated effective as of May 1, 2001) (the "Plan") and wishes to amend the Plan as set forth below.

         NOW THEREFORE, pursuant to Section 15.1 of the Plan, the Plan is hereby amended as set forth below, in each case effective as of the date set forth below:

                  1. Effective as of the date hereof, Section 1.1 of the Plan is hereby amended by substituting "Janus Capital Group Inc." for "Stilwell Financial Inc." in the first sentence thereof.

                  2. Effective as of and subject to the receipt of the approval of the Company's shareholders for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, Section 18.7 of the Plan is hereby amended by deleting clauses (a) through (k) and the first full paragraph after clause (k) of such Section and adding the following in place thereof:

                  (a)  stock price;

                  (b)  market share;

                  (c)  sales (gross or net);

                  (d)  asset quality;

                  (e)  non-performing assets;

                  (f)  earnings per share;

                  (g)  return on equity;

                  (h)  costs;

                  (i)  operating income;

                  (j)  net income;

                  (k)  marketing-spending efficiency;

                  (l)  return on operating assets;

                  (m)  return on assets;

                  (n)  core non-interest income;

                  (o)  fund performance

                  (p)  pre-tax margin

                  (q)  pre-tax income; and/or

                  (r)  levels of cost savings.

                           Any of the foregoing performance measures may be applied, as determined by the Committee, in respect of the Company or any of its subsidiaries, affiliates, business units or divisions and/or the Company's or any of its subsidiary's, affiliate's, business unit's or division's worldwide, regional or country specific operations (or any combination of the foregoing). Performance measures shall specify whether they are to be measured relative to budgeted or other internal goals, operations, performance or results of the Company and/or any of its subsidiaries, affiliates, business units or divisions, or relative to the performance of one or more peer groups of the Company and/or any of its subsidiaries, affiliates, business units or divisions, with the composition of any such peer groups to be determined by the Committee at the time the performance measure is established. Performance measures may be stated in the alternative or in combination. The Committee shall have the right but not the obligation to make adjustments to a performance measure to take into account any unusual or extraordinary events, to the extent not inconsistent with the requirements of the Performance-Based Exception.


         IN WITNESS WHEREOF, the First Amendment to the Plan has been adopted on this 12 day of March, 2003.


                              JANUS CAPITAL GROUP INC.


                              By: /s/ Loren M. Starr
                                  ---------------------------------------------
                              Name: Loren M. Starr
                              Title: Vice President and Chief Financial Officer